SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                                   reported):

                                 August 28, 2002

                                 ---------------


                         BARRETT BUSINESS SERVICES, INC.
               (Exact name of registrant as specified in charter)

                                    Maryland
                 (State or other jurisdiction of incorporation)

                                     0-21886
                                (SEC File Number)

                                   52-0812977
                        (IRS Employer Identification No.)

4724 S.W. Macadam Avenue
Portland, Oregon                                               97239
(Address of principal executive offices)                     (Zip Code)

               Registrant's telephone number, including area code:

                                 (503) 220-0988



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Item 5.  Other Events.

     On August 28, 2002, Barrett Business Services, Inc. (the "Company"), entered into an Amended and Restated Credit Agreement, dated as of September 2, 2002 (the "Agreement"), with Wells Fargo Bank, N.A. (the "Bank"). The Agreement provides for a revolving credit facility of up to $11 million, which includes a subfeature under the line of credit for standby letters of credit for not more than $5.5 million, and a term loan in the original amount of $693,750, as to which the outstanding principal balance as of September 2, 2002 was approximately $360,000. A portion of the line of credit was used to repay the Company's existing revolving credit facility with Wells Fargo Bank, which expired on September 2, 2002; the balance will be used as needed for working capital. The term loan represents the remaining balance on the Company's purchase of its corporate office building and is secured by a mortgage on the property. The Company paid a restructuring fee of $36,667 to Wells Fargo Bank in connection with the Agreement.

     A summary of the terms of the Agreement follows. This summary does not contain all of the information contained in the Agreement, which is attached to this report as Exhibit 10.1 and incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Agreement and other exhibits included with this report.

     Under the terms of the Agreement, the Company's total outstanding borrowings, to a maximum of $11 million, may not at any time exceed an aggregate of (i) 85% of the Company's eligible billed accounts receivable, plus (ii) 65% of the Company's eligible unbilled accounts receivable (not to exceed $2.5 million), plus (iii) 75% of the appraised value of the Company's real property mortgaged to the Bank, minus amounts outstanding under the term loan. Advances will bear interest at an annual rate of prime rate plus one percent. The Agreement expires April 30, 2003. The provisions of the term loan were unchanged by the Agreement and such term loan continues to bear interest at an annual rate of 7.4%.

     The revolving credit facility is secured by the Company's assets, including, without limitation, its accounts receivable, equipment, intellectual property, real property and bank deposits, and may be prepaid at anytime without penalty.

     Pursuant to the Agreement, the Company is required to maintain compliance with the following financial covenants:

     o a Current Ratio not less than 1.10 to 1.0 prior to December 31, 2002, and not less than 1.15 to 1.0 as of December 31, 2002 and thereafter, with "Current Ratio" defined as total current assets divided by total current liabilities;

     o    EBITDA not less than  negative  $2,750,000  as of the  quarter  ending
          September 30, 2002, not less than $850,000 as of quarter ending December 31, 2002, and not less than $1,500,000 as of the quarter ending March 31, 2003, measured on a trailing four-quarter basis, with "EBITDA" defined as net profit before taxes, interest expense (net of capitalized interest expense), depreciation expense and amortization expense;

     o Funded Debt to EBITDA Ratio not more than 7.0 to 1.0 as of December 31, 2002 and not more than 3.25 to 1.0 as of March 31, 2003, with "Funded Debt" defined as all borrowed funds plus the amount of all capitalized lease obligations of the Company and "Funded Debt to EBITDA Ratio" defined as Funded Debt divided by EBITDA; and

     o EBITDA Coverage Ratio not less than 0.75 to 1.0 as of December 31, 2002 and not less than 1.50 to 1.0 as of March 31, 2003, with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

     In addition, under the Agreement, the Company may not, without Wells Fargo Bank's prior consent, among other things, use proceeds from the revolving credit facility other than for working capital, incur additional indebtedness, merge or consolidate with any other entity, sell or otherwise dispose of a substantial portion of the Company's assets, acquire all or substantially all of the assets of any other entity in any transaction involving a purchase price of $5,000,000 or more, make any substantial change in the nature of the Company's business, make any guaranty of, or otherwise become liable for, the indebtedness of others, make any loans or other investments in other persons or entities, or grant a security interest in its assets.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits.

         (c) The following exhibits are filed with this report:

          10.1 Amended and Restated Credit Agreement dated as of September 2, 2002, between the Company and Wells Fargo Bank, National Association.

          10.2 Revolving Line of Credit Note dated as of September 2, 2002, in the amount of $11,000,000 issued to Wells Fargo Bank.

          10.3 Security Agreement Equipment dated as of September 2, 2002, executed in favor of Wells Fargo Bank.

          10.4 Continuing Security Agreement Rights to Payment dated as of September 2, 2002, executed in favor of Wells Fargo Bank.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            BARRETT BUSINESS SERVICES, INC.


Dated:  September 4, 2002                   By:  /s/ Michael D. Mulholland
                                                 -------------------------------
                                                 Michael D. Mulholland
                                                 Vice President - Finance